ONE STORE EQUIPMENT TEST AGREEMENT

This Agreement, when executed by the parties, represents the agreement between Global Smoothie Supply, Inc. (“GSS”) and 7-Eleven (the “Company”) to test market and evaluate the GSS Smoothie S3 Equipment (the “Equipment”) in one (1) 7-Eleven store #26885 located at 6833 Northwest Highway, Dallas, Texas (the “Test Store"), (collectively the “Test Agreement”):

Test Agreement Terms:

1. License: Company hereby grants to GSS a license to install and maintain the Equipment at the Test Store for the period of time beginning August 10, 2009 through November 13, 2009 (the “Test Period”) unless this Test Agreement is earlier terminated as set forth in the Test Agreement.

2. Installation/Removal: GSS will, at its sole cost and expense, deliver and install the Equipment in the Test Store. The Equipment will be installed and operated in an agreed upon area in the Test Store, easily accessible to the Company’s customers and employees and to GSS's installers and maintenance employees and contractors, meeting the following space and power supply Requirements:

• Counter top location.
• Two (2) dedicated 20A circuits and minimum of 3 110V electrical outlets. (GSS Smoothie S3 Equipment, Ice-O-Matic ice cuber and one under counter back-up water heater)
• Hot and cold water supply to counter
• Access to floor drain

Within ten (10) days of the termination of the Test Agreement, GSS will, at its sole expense, remove the Equipment, and restore the Test Store to its condition prior to installation, ordinary wear and tear excepted.

3. Title/Access/Risk of Loss: GSS has, and will at all times retain, title to the Equipment. Company will permit GSS and its contractors thereto access to the Test Store, at such reasonable times as GSS may reasonably requests and upon reasonable prior notice. GSS agrees that it will bear the entire risk of loss and risk of damage to the Equipment and related equipment during the Test Agreement.

4. Product and Cups. During the Test Term, the Test Store shall purchase the Product Mix and Sanitizer at the prices set forth in Exhibit A.

5. Repair & Maintenance Fee: GSS will, at its sole cost and expense, perform any maintenance repairs required to fix or replace the Equipment at the Test Store and will maintain same in good operating condition.

6. Taxes: Except for any taxes levied on Company for the sale of the GSS products, GSS will collect and pay all sales, use or similar taxes levied revenue generated from the operation of, or personal property taxes on, the Equipment the Test Store. Each party will be responsible for the payment of any income taxes based upon any revenue it may receive therefrom.

7. Insurance/Indemnification: GSS will defend, indemnify, pay and hold harmless Company, its parent companies, its affiliates and subsidiary companies, and their respective officers, directors and employees against any claims, actions, damages, losses, and expenses (including court costs and reasonable attorney’s fees) arising from or incident to: (i) any death, personal injury or damage to tangible property to the extent such death, inquiry or damage results from GSS's negligence or willful misconduct including that of its subcontractors with respect to the installation, operation, maintenance and repair of the Equipment at the Test Store; (ii) any liability of any nature or kind for or on account of any allegation  or finding of a violation of any patent, trademark, copyright or contractual or other rights of any third parties arising from the purchase, use or sale by 7-Eleven or the Stores of the Equipment; and (iii) from any consumer complaint, claim or legal action whatsoever, alleging damages, death, illness or injury to the extent that is due, in whole or in part, to GSS's actions, omissions, negligence, gross negligence or otherwise. GSS will, at its own cost and expense, obtain and maintain adequate insurance from a reputable insurance company, insuring against any and all public liability, including death to persons and damages to tangible property arising from or incident to the installation and/or operation of the GSS Smoothie S3 Equipment at the Test Store. Company shall be named as an additional insured on such policies and GSS shall furnish Company with certificates evidencing such coverage is in effect and not cancelable without thirty (30) day notice to Company.

8. Contact Information: GSS and Company have designated the following individuals as contacts for all information, notices and requests regarding the terms hereof:

Primary GSS Contact:

David Tiller, CEO
Global Smoothie Supply, Inc.
4428 University Blvd.
Dallas, TX 75205
214-769-0836

Primary Company Contact:

Mr. Jay Wilkins
7-Eleven, Inc.
1722 Routh Street
Dallas, TX 75201
(214) 828-2939

9. Termination/Expiration: In the event that either party breaches or defaults in its performance of any of its obligations under this Agreement, the non-breacing/non-defaulting party may terminate this Agreement on fifteen (15) days written notice unless the breaching/defaulting party cures the breach or default within the notice period. Company may at any time terminate this Test Agreement without cause upon thirty (30) days prior written notice to GSS. Unless this Test Agreement is extended upon the mutual agreement of the parties, this Test Agreement will expire at the end of the Test Period.

10. Choice of Law: The terms hereof will be interpreted and construed under the internaI laws of the state of Texas, without regard to conflict of laws principles.

11. Successors and Assigns: The terms hereof shall be binding upon and inure to the benefit of the successors and assigns of the parties.

12. Waiver: No term hereof will be deemed waived and no breach excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented thereto.

13. Independent Contractor: The parties acknowledge that each is an independent contractor of the other; that each party operates as a separate and independent entity from one another; and, that the terms hereof are not intended to create an employer/employee principal/agent, partnership or joint venture agreement between them.

14. Entire Agreement Modification: The terms hereof and any exhibits hereto constitute the entire agreement between the parties concerning the subject matter hereof, and supersede any proposal or prior agreement, oral or written, and any other communication concerning such subject matter and may only be modified in a writing signed by both parties stating specifically that it is an amendment thereto.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their undersigned duly authorized representatives as of the date first set forth above.

Company	GSS
7-Eleven, Inc.	Global Smoothie Supply, Inc.

By: /s/ Paul Pierce	By: /s/ David C. Tiller
Paul Pierce	David C. Tiller
Sr. Dir. Mdse	CEO

EXHIBIT A

PRODUCT MIX AND SANITIZER PRICING

2.5 Gal. Bag-In-Box Smoothie Puree	$54.00
1-Gal. Ala-Quat Sanitizer	$23.50